Exhibit 99.1

Venaxis Announces Positive Top-Line Results from Pivotal Study of APPY1 Test

Achieved Negative Predictive Value and Sensitivity ~97% and Specificity ~38%

Conference Call and Webcast Today, March 13, 2014, 8:30am ET

CASTLE ROCK, Colo., March 13, 2014 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance for and commercializing its CE Marked APPY1™ Test, a rapid, multiple biomarker-based assay for identifying patients that are at low risk for appendicitis, today announced positive top-line results from its pivotal U.S. study.  The APPY1 Test performed well, with sensitivity and negative predictive value results that exceeded those from the previous pilot study.  The company believes these pivotal results are sufficient for potential FDA clearance and expects to finalize its 510(k) submission and file with the FDA in the next few weeks.

In the measure of negative predictive value (NPV), which is the primary metric for the APPY1 Test, the results were 97.3%, with a lower 95% confidence limit of 95.5%.  Additionally, the APPY1 Test performed with sensitivity of 96.9% (lower 95% confidence limit of 94.9%).  Specificity for APPY1 was 37.8% (lower 95% confidence limit of 35.3%), which is believed to be adequate for an adjunctive, negative predictive test such as the APPY1 Test.  Overall prevalence of appendicitis was 25%, which was also in line with expectations and the medical literature.

Top line data statistics for the recently completed pivotal clinical study (CP-12) as compared to the prior pilot study (CP-11), are summarized as follows:

	Pivotal Study (CP-12)			Pilot Study (CP-11)
	Result	95% CI	# Patients	Result	95% CI	# Patients
NPV	97.3%	(95.5 – 98.3)	1,887	96.9%	(92.9 – 98.7)	503
Sensitivity	96.9%	(94.9 – 98.1)		96.5%	(92.1 – 98.5)
Specificity	37.8%	(35.3 – 40.4)		43.2%	(38.2 – 48.3)

Principal study investigator Dave Huckins, M.D., stated, “These top-line results reflect improved test performance for negative predictive value and sensitivity compared to Venaxis’ previous 500-patient pilot study.  This is highly significant for a number of reasons.  In addition to involving many more hospital sites and patients, for the first time in this pivotal study the APPY1 Test was performed on-site in real time at each participating hospital, by hospital personnel, as the test would be run in the real clinical setting. The pivotal study also enrolled a more ethnically diverse patient demographic compared with the previous 500-patient pilot study.  The fact that the APPY1 Test performance matched, and even improved upon, the previous results in the face of these ‘real world’ factors adds significant robustness to the pivotal study results.”

Steve Lundy, President and CEO of Venaxis™, stated, “The positive outcome from this study is a significant achievement for Venaxis, and I want to commend our team and our clinical partners on a very well-run study. Also of note, the APPY1 Tests used during the study were produced from multiple manufacturing lots, demonstrating their reproducibility. We are working now to complete our analysis of the data for inclusion into our 510(k) package to the FDA, which we expect to submit in the next few weeks.  While we await its review, our market development activities continue to accelerate not only in Europe, but also in in the United States, where we’ve begun collecting important hospital and physician market data and identifying hospitals that have significant influence and community outreach.  Our goal is to be well positioned for successful product launch upon potential FDA clearance of the APPY1 Test.”

Conference Call Information:
Interested participants and investors may access the conference call by dialing 1-877-870-4263 (U.S.), 1-855-669-9657 (Canada) or 1-412-317-0790 (international).  A live audio webcast will be accessible via the Investor Relations section of the Venaxis web siteir.venaxis.com.

A telephonic replay of the call will be available for 90 days beginning approximately on hour after the end of the conference call through June 13, 2014.  Access numbers for this replay are 1-877-344-7529 (U.S./Canada) and 1-412-317-0088 (international); conference ID: 10042671.  The webcast replay will remain available in the Investors Relations section of the Venaxis web site for 90 days.

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid, protein biomarker-based assay for appendicitis.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, a commercial launch for the APPY1 Test is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial data analysis and related activities for the APPY1 Test required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-Q for the quarter ended June 30, 2013.

Venaxis and APPY1 are trademarks of Venaxis, Inc.

For Investors and Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, PhD, jdrumm@tiberend.com; (212) 375-2664
Claire Sojda, csojda@tiberend.com; (212) 375-2686